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                                                                   EXHIBIT 2.1


                                AMENDMENT NO. 1
                                      TO
                          STOCK PURCHASE AGREEMENT


     Amendment No. 1, dated as of December 30, 1999, to the Stock Purchase Agreement (the "Agreement") dated as of April 27, 1999 by and among Starwood Hotels & Resorts Worldwide, Inc. ("Parent"), ITT Sheraton Corporation ("ITT"), Starwood Canada Corp. ("Starwood Canada"), Caesars World, Inc. (-"Caesars World"), Sheraton Desert Inn Corporation ("SDIC"), Sheraton Tunica Corporation ("Tunica") and Park Place Entertainment Corporation ("Purchaser"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

     WHEREAS, Parent, ITT, Starwood Canada, Caesars, SDIC, Tunica and Purchaser are parties to the Agreement; and

     WHEREAS, Parent, ITT, Starwood Canada, Caesars, SDIC, Tunica and Purchaser desire to amend the Agreement in certain respects.

     NOW, THEREFORE, in consideration of the promises and the representations and warranties, covenants and other agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

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     SECTION 1.  Section 1.2(a) of the Agreement shall be amended and restated
in its entirety as follows:

          "(a) The aggregate purchase price for the Shares and the Interests shall, subject to Section 1.2(b), be (i) Three Billion Dollars ($3,000,000,000) (the "Base Price"), PLUS (ii) the Net Working Capital Adjustment Amount (which may be positive or negative) determined in accordance with Section 1.4, MINUS (iii) the sum of (x) the amount of Existing Capitalized Leases plus (y) $10,000,000 in respect of slot machine leases entered into following December 31, 1998 which are accounted for as capitalized leases (the "Purchase Price")."

     SECTION 2. Section 1.2(b) of the Agreement shall be amended to insert the words "and any other slot machines leases existing on the Closing Date" following the words "Existing Capital Leases" in the first sentence of such section. Section 1.3(a) of the Agreement shall be amended and restated in its entirety as follows:

          "(a) The consummation of the purchase and sale of the Shares and the Interests (the "Closing") shall take place at 10:00 a.m., local time, on December 30, 1999, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, Suite 1000, New York, New York, or at such other time or place as Parent and Purchaser may agree in writing (the day on which the Closing takes place being referred to herein as the "Closing Date")."

     SECTION 3. Section 1.3(d) of the Agreement shall be amended and restated in its entirety as follows:

     "(d) The parties acknowledge that the Net Working Capital Adjustment Amount will not be determinable until after Closing. Accordingly, notwithstanding anything else in this Article 1 to the contrary, for purposes of calculating the amount of the Closing Date Purchase Price payable on the Closing Date, the Base Price will be increased or decreased (as applicable) pursuant to the definition of Closing Date Purchase Price by the Estimated Net Working Capital Adjustment Amount. After the Closing, the parties will determine the Net Working Capital Adjustment Amount and make such payments as are provided in Section 1.4."

     SECTION 4. Section 1.4(a) of the Agreement is hereby amended and restated to read as follows:

          "(a) Estimated Adjustment Amounts. Parent has delivered to Purchaser its good faith estimate of the Net Working Capital of the Companies and their consolidated Subsidiaries as of November 30, 1999, except for cash held by Windsor Casino Limited, which is as of

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     December 22, 1999 (the "ESTIMATED CLOSING NET WORKING CAPITAL"),
     together with a reasonably detailed explanation of the calculation thereof. The "ESTIMATED NET WORKING CAPITAL ADJUSTMENT AMOUNT" shall mean (i) the Estimated Closing Net Working Capital, MINUS (ii) Sixty Million Dollars ($60,000,000) (the "BASE WORKING CAPITAL"). As set forth in Section 1.3(d), the Estimated Net Working Capital Adjustment Amount shall be used to calculate the Closing Date Purchase Price payable at Closing."

     SECTION 5. Section 1.4(b) of the Agreement is hereby amended to delete the words "Capital Expenditure Adjustment" from the title of the subsection, insert the word "and" after clause (i) in the first sentence and delete the words "and (iii) a calculation of the actual Capital Expenditure Adjustment Amount" in the first sentence.

     SECTION 6. Section 1.4(c) of the Agreement is hereby amended and restated to read as follows:

          (c) DISPUTES. Upon delivery of the Closing Balance Sheet, Purchaser will provide to Parent and Parent's accountants full access to the personnel and books and records of the Companies and their consolidated Subsidiaries, to the extent reasonably related to a review of the Closing Balance Sheet and the calculation of the Closing Net Working Capital. If Parent disagrees with the calculation of the Closing Net Working Capital or any element relevant thereto, it shall notify Purchaser of such disagreement in writing within forty five (45) days after its receipt of the Closing Balance Sheet, which notice shall set forth in detail the particulars of such disagreement. In the event that Parent does not provide such a notice of disagreement within such forty five (45) day period, Parent shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Net Working Capital delivered by Purchaser, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by Parent, Purchaser and Parent shall use their reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Closing Net Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm of recognized national standing other than Purchaser's or Parent's independent auditors mutually selected by Parent and Purchaser (the "AUDITOR") shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, based solely on written submissions forwarded by Purchaser and Parent to the Auditor within ten (10) days following the Auditor's selection, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 1.4(b) and (only with respect to the remaining disagreements

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     submitted to the Auditor) whether and to what extent (if any) the Closing
     Net Working Capital determination requires adjustment. The parties shall share ratably the fees and expenses of the Auditor as follows: (A) if the Auditor resolves all of the remaining items in dispute in favor of Purchaser (the amount so determined is referred to herein as the "LOW VALUE"), Parent will be responsible for all of the fees and expenses of the Auditor; (B) if the Auditor resolves all of the remaining items in dispute in favor of the Seller (the amount so determined is referred to herein as the "HIGH VALUE"), Purchaser will be responsible for all of the fees and expenses of the Auditor; and (C) if the Auditor resolves some of the remaining items in dispute in favor of Purchaser and the rest of the remaining items in dispute in favor of Parent (the amount so determined is referred to herein as the "ACTUAL VALUE"), Parent will be responsible for that fraction of the fees and expenses of the Auditor equal to (I) the difference between the high value and the actual value DIVIDED BY (II) the difference between the high value and the low value, and Purchaser will be responsible for the remainder of the fees and expenses of the Auditor. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which the Closing Net Working Capital is finally determined in accordance with this Section 1.4(c) is referred as to the "DETERMINATION DATE."

     SECTION 7. Section 1.4(d) of the Agreement is hereby amended and restated to read as follows:

          (d) PAYMENT. The "NET WORKING CAPITAL AMOUNT," which may be positive or negative, shall mean (i) the Closing Net Working Capital MINUS (ii) the Base Working Capital. If the Net Working Capital Amount exceeds the Estimated Net Working Capital Adjustment Amount (such difference, "INCREASE AMOUNT"), then within five (5) days after the Determination Date, Purchaser shall pay to Parent an additional amount equal to the Increase Amount, together with interest thereon calculated from the Closing Date to the date of payment at the Applicable Rate. If the Estimated Net Working Capital Adjustment Amount exceeds the Net Working Capital Amount by more than $10 million (such difference between the Estimated Net Working Capital Adjustment Amount and the Net Working Capital Amount , the "DEFICIT AMOUNT"), then within five (5) days after the Determination Date Parent shall pay to Purchaser an amount equal to
     (i) the Deficit Amount minus (ii) $10 million (a "DEFICIT PAYMENT AMOUNT"), together with interest thereon calculated from the Closing Date to the date of payment at the Applicable Rate. If Estimated Net Working Capital Adjustment Amount exceeds Net Working Capital Amount by $10 million or less, no Increase Amount or Deficit Payment Amount shall be payed hereunder. The "NET WORKING CAPITAL ADJUSTMENT AMOUNT" shall mean the Estimated Net Working Capital Adjustment Amount plus any Increase Amount or minus any Deficit Payment Amount, as the case may be.

     SECTION 8. Section 2.27 of the Agreement is hereby amended to insert at the end of the first sentence of such section the following: "including, without limitation with respect to budgets, (including, but not limited to construction and operating budgets relating to the project being developed by RDI/Caesars Riverboat Casino, L.L.C.) or financial projections."

     SECTION 9. Article 2 of the Agreement is hereby amended to insert the following Section 2.28:

          SECTION 2.28 CERTAIN CAPITAL EXPENDITURES. Parent represents and warrants to Purchaser that the actual amount of capital expenditures made by the Companies and their Subsidiaries during the period between April 27, 1999 and Closing (exclusive of any capital lease expenditures) is at least $88,600,000. In determining the characterization of expenditures as capital expenditures hereunder, Parent's good faith determination shall be conclusive and not subject to challenge unless Parent has engaged in intentional misrepresentation or fraud in calculating such expenditures.

     SECTION 10. Section 4.1(a) of the Agreement is hereby amended to insert following the parenthetical phrase in clause (i) thereof the words "or as set forth in Section 2.10 of the Parent Disclosure Schedule."

     SECTION 11. Section 4.7 of the Agreement is hereby amended to (a) insert at the end of the first sentence the following parenthetical:
"(except for certain accounts receivable between Starwood Canada and Metropolitan Entertainment Group in an amount equal to approximately CDN $63,256,000 as of November 30, 1999, which receivable is being assigned to Purchaser pursuant to an Assignment of Receivable agreement dated as of December 29, 1999)" and (b) delete the parenthetical "(including, without limitation, the lease with respect to the Sheraton Halifax Hotel)" in the last sentence.

     SECTION 12. Article 6 of the Agreement is hereby amended to insert the following Sections 6.12 and 6.13:

          Section 6.12. ASSIGNMENT OF CERTAIN GUARANTEES. Parent, Purchaser and their respective subsidiaries shall use their reasonable best efforts, including meeting with representatives of Nova Scotia Gaming Corporation ("NSGC"), but without having to make any material payment, to obtain the consent of NSGC to the assignment of the rights and obligations of Sheraton International Inc. ("SII") pursuant to the Operating Contract, dated as of May 31, 1995, among NSGC, MEG and SII (as amended as of October 29, 1997) (the "OPERATING CONTRACT") and the Halifax Casino Construction Contract, dated as of May 31, 1995, among NSGC, MEG and SII (as amended as of November 15, 1995 and October 29,
     1997) (the "CONSTRUCTION CONTRACT") to Purchaser, so that SII may be released of its obligations pursuant to the Operating

     Contract and Construction Contract, and Purchaser may assume such obligations. Purchaser promptly upon demand shall pay directly to the person to whom such amount is owed any amount required to be paid by SII arising out of SII's obligations pursuant to the Operating Contract and the Construction Contract, PROVIDED, HOWEVER, that in the event that SII pays directly to the person to whom such amount is owed any amount required to be paid by SII arising out of SII's obligations pursuant to the Operating Contract and the Construction Contract, Purchaser promptly upon notice of such payment shall reimburse SII for any amounts so paid.

          Section 6.13.  ASSIGNMENT OF GROUND LEASE.   Parent, Purchaser and
     their respective subsidiaries shall use their reasonable best efforts, but without having to make any material payment, to obtain the release by Waterfront Development Corporation Limited ("WATERFRONT") of the obligations of Clocktower Hotel Limited Partnership ("CLOCKTOWER"), as successor-in-interest to ITT Industries of Canada Limited, pursuant to the Ground Lease, dated September 30, 1983, entered into between Waterfront, as lessor, and ITT Industries of Canada Limited and Lundigrans Construction Limited, as tenant, as modified by an Assignment of Ground Lease dated December 21, 1988, and an Amendment to Ground Lease dated May 31, 1995 as the same may have been further amended, modified or supplemented from time to time (collectively, the "GROUND LEASE"). Purchaser promptly upon demand shall pay directly to the person to whom such amount is owed any amount required to be paid by Clocktower arising out of Clocktower's obligations pursuant to the Ground lease, PROVIDED, HOWEVER, that in the event that Clocktower pays directly to the person to whom such amount is owed any amount required to be paid by Clocktower arising out of Clocktower's obligations pursuant to the Ground Lease, Purchaser promptly upon notice of such payment shall reimburse Clocktower for any amounts so paid.

     SECTION 13. Section 9.3(b) of the Agreement is hereby amended to delete the word "or" following the number "2.5" in the proviso at the end thereof and insert the words "or 2.28" following the number "2.23" at the end of such proviso.

     SECTION 14. Section 9.6 of the Agreement is hereby amended to (i) insert the words "and Sections 6.12 and 6.13" after the words "Article 9" in each place such words occur in the first and second sentences of such section and (ii) insert the words ",Section 6.12 or Section 6.13" after the words "Article 9" in the last sentence of such section.

     SECTION 15.  Article 11 of the Agreement is hereby amended as follows:

          (a) to insert the words "Baltic Investment Company, L.L.C., Headquarters Hotel Management, L.L.C." after the words "Romantic Tours, Inc." in the definition of "Excluded Companies."

          (b) to delete the words "plus (iv) the Estimated Capital Expenditure Adjustment Amount (which may be a positive or negative number)" from the definition of "Closing Date Purchase Price."

          (c) to delete the following definitions: "Capital Expenditure Adjustment Amount" and "Estimated Capital Expenditure Adjustment Amount."

     SECTION 16. Article 12 of the Agreement is hereby amended to insert the following Section 12.17:

          Section 12.17. The Parent's and its Affiliates' interests in the Sheraton Halifax Hotel and the assets used or held for use in connection with the such hotel shall be considered assets of the Companies for the purposes of this Agreement.

     SECTION 17. The parties agree that the Closing Date Purchase Price shall be allocated in accordance with Exhibit 1 hereto. The parties shall adjust such allocation, as appropriate, to take into account the Net Working
Capital Adjustment Amount.   None of the parties or their affiliates shall
file any tax return or other document, or otherwise take any position, which is inconsistent with the allocation agreed to hereby.

     SECTION 18. The Parties agree that the Parent Disclosure Schedule is hereby amended in the form of Exhibit 2 hereto.

     SECTION 19. Except as expressly provided herein, the Agreement shall continue to be, and shall remain, in full force and effect. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement. Any reference to the Agreement in the Agreement or any other document (except as specifically indicated to the contrary) shall be deemed to be a reference to the Agreement as amended hereby.

     SECTION 20. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, including New York General Obligations Law Sections 5-1401 and 5-1402.

     SECTION 21. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF the parties have hereunto caused this Amendment No. 1 to be duly executed as of the date first above written.

                                  STARWOOD HOTELS & RESORTS WORLDWIDE,  INC.

                                  By:
                                        -------------------------------
                                        Name:
                                        Title:

                                  ITT SHERATON CORPORATION

                                  By:
                                        -------------------------------
                                        Name:
                                        Title:

                                  STARWOOD CANADA CORP.

                                  By:
                                        -------------------------------
                                        Name:
                                        Title:


                                  CAESARS WORLD, INC.


                                  By:
                                        -------------------------------
                                        Name:
                                        Title:

                                  SHERATON DESERT INN CORPORATION

                                  By:
                                        -------------------------------
                                        Name:
                                        Title:


                                  SHERATON TUNICA CORPORATION

                                  By:
                                        -------------------------------
                                        Name:
                                        Title:

                                  PARK PLACE ENTERTAINMENT
                                  CORPORATION

                                  By:
                                        -------------------------------
                                        Name:
                                        Title: